UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 13, 2014

AnythingIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54540	22-3767312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17-09 Zink Place, Unit 1, Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(877) 766-3050

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.
Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 1, 2014 AnythingIT, Inc. entered into a Securities Purchase Agreement with KBM Worldwide, Inc. pursuant to which we borrowed $42,500 under the terms of a convertible promissory note.  The note was funded on July 7, 2014.  After payment of legal fees of $2,500 to KBM Worldwide’s counsel, we are using the net proceeds for working capital.

Interest under the convertible promissory note is 8% per annum, and the principal and all accrued but unpaid interest is due on April 3, 2015.  The note is convertible at any time following 180 days after the issuance date at the holder’s option into shares of our common stock at a variable conversion price of 58% of the lowest average three day market price of our common stock during the 10 trading days prior to the notice of conversion, subject to adjustment as described in the note.  The floor conversion price is $0.00009 per share.  The conversion price is also subject to adjustment under certain events, including if we should issue or sell shares of our common stock at less than the then conversion price, subject to certain exclusions, in which event the conversion price of the note would be reduced to such lower price.  The holder’s ability to convert the note, however, is limited in that it will not be permitted to convert any portion of the note if the number of shares of our common stock beneficially owned by the holder and its affiliates, together with the number of shares of our common stock issuable upon any full or partial conversion, would exceed 4.99% of our outstanding shares of common stock.  The holder has the right to waive this term upon 61 days' notice to us.

During the first 180 days following the date of the note we have the right to prepay the principal and accrued but unpaid interest due under the note, together with any other amounts we may owe the holder under the terms of the note, at a graduating premium ranging from 110% to 135%.  After this initial 180 day period, we do not have a right to prepay the note.

All amounts due under the note become immediately due and payable by us upon the occurrence of an event of default, which includes (i) our failure to pay the amounts due at maturity, (ii) our failure to deliver shares of our common stock upon any conversion of the note, (iii) a breach of the covenants, representations or warranties under the note or the Securities Purchase Agreement, (iv) the appointment of a trustee, a judgment against us in excess of $50,000 (subject to a cure period), a liquidation of our company or the filing of a bankruptcy petition, (v) failure to remain current in our reporting obligations under the Securities Exchange Act of 1934 or the removal of our common stock from quotation on the OTC Bulletin Board, (vi) any restatement of our financial statements, or (vii) a reverse stock split without 20 days prior notice to the lender, as well as certain other provisions as set forth in the note.

Under the terms of the Securities Purchase Agreement, we granted KBM Worldwide a right of first refusal during the six months following the closing date in the event we seek to enter into any equity or equity linked financings in an amount less than $100,000, subject to certain exclusions.

The foregoing descriptions of the convertible promissory note and Securities Purchase Agreement are qualified in their entirety by reference to the documents which are filed as Exhibits 4.10 and 10.25, respectively, to this report.

In an unrelated transaction, on July 9, 2014 we entered into a Consulting Agreement with Revolution Investment Management, LLC pursuant to which that firm will provide various services to us including due diligence, transaction consulting, strategic planning consulting, corporate structure, mergers and acquisition, divestiture and compliance regulatory consulting.  Under the terms of the agreement, which may be terminated by either party upon 15 days notice, we agreed to pay the firm $10,000 per month.  The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.26 to this report.

Item 3.02               Unregistered Sales of Equity Securities.

On May 13, 2014 we issued an aggregate of 4,100,000 shares of our common stock to two accredited or otherwise sophisticated investors in connection with the conversion of $ 20,500.00 principal amount of debt purchased by these two individuals from the holder of a 12% convertible promissory note which matures in December 2014.  At the time of these conversions, we reduced the conversion price of the existing debt from $0.35 per share to $_0.005____ per share.  The issuances were exempt from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Section 3(a)(9) of that act.

Item 9.01               Financial Statements and Exhibits.

Exhibit No.	Description

4.12	Convertible Promissory Note dated July 1, 2014 in the principal amount of $42,500 to KBM Worldwide, Inc.
10.25	Securities Purchase Agreement dated July 1, 2014 by and between AnythingIT, Inc. and KBM Worldwide, Inc.
10.26	Consulting Agreement dated July 9, 2014 by and between AnythingIT, Inc. and Revolution Investment Management, LLC.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANYTHINGIT INC.

Date: July 11, 2014	By:	/s/ David Bernstein
David Bernstein
Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

4.12	Convertible Promissory Note dated July 1, 2014 in the principal amount of $42,500 to KBM Worldwide, Inc.
10.25	Securities Purchase Agreement dated July 1, 2014 by and between AnythingIT, Inc. and KBM Worldwide, Inc.
10.26	Consulting Agreement dated July 9, 2014 by and between AnythingIT, Inc. and Revolution Investment Management, LLC.